CONFIDENTIAL

CHAIN BRIDGE BANCORP, INC.
AMENDED AND RESTATED LONG-TERM CASH INCENTIVE PLAN
As Amended and Restated by the Board of Directors July 14, 2026
Effective as of July 14, 2026

THIS CHAIN BRIDGE BANCORP, INC. AMENDED AND RESTATED LONG-TERM CASH INCENTIVE PLAN (this “Plan”) is amended and restated this fourteenth day of July, 2026 (the “Amendment Date”), by Chain Bridge Bancorp, Inc., a Delaware corporation.
Article 1
DEFINITIONS
Terms bearing initial capital letters but not otherwise defined in this Plan shall have the following meanings:
Award means an award of Incentive Rights under this Plan.
Bank means Chain Bridge Bank, N.A., a national banking association organized under the laws of the United States.
Beneficiary shall mean the Beneficiary designated on the Beneficiary Designation Form.
Beneficiary Designation Form means the form in EXHIBIT A established and approved from time to time by the Company’s Compensation Committee that a Participant completes, signs and returns to the Bank to designate one or more beneficiaries.
Benefit Payment Date means the March 14th following the fifth anniversary of the last day of the Plan Year for which an Award was granted. For example, this means that Incentive Rights granted in March 2013 for the Plan Year 2012 would be payable on March 14, 2018. As provided in Section 4.4, assuming Incentive Rights are awarded in March, Incentive Rights would vest on the last day of the fifth Plan Year following the Plan Year after which an Award is granted.
Board of Directors means the Bank’s Board of Directors.
Cause means:
(a)    Gross negligence or gross neglect of duties;
(b)    Commission of a felony;
(c)    Actions adverse to the interests of the Bank, such as, but not limited to fraud, dishonesty or willful violation of any law;
(d)    An order for removal of the Participant by the Bank’s banking regulators; or

(e)    A violation of any applicable policy of the Bank or the Company, as in effect from time to time, or material breach of any written agreement between the Participant and the Bank or the Company.
Change of Control shall mean a change in the ownership of the Company or Bank, a change in the effective control of the Company or Bank, or a change in the ownership of a substantial portion of the assets of the Company or Bank, in each case as provided under Section 409A of the Code and IRS Regulation 1.409A-3(i)(5). Notwithstanding the foregoing, the first sentence of IRS Regulation 1.409A-3(i)(5)(vi)(A)(1) as applied to the Plan is revised to read as follows:
The date any one person other than Peter G. Fitzgerald and his relatives, or more than one person other than Peter G. Fitzgerald, acting as a group (as determined under paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 50 percent or more of the total voting power of the stock of such corporation.
No Change of Control shall be deemed to have occurred as a result of the sale or transfer of shareholder interests of the Company to an employee benefit plan sponsored by the Company, the Bank, or an affiliate thereof.
Code means the Internal Revenue Code of 1986, as amended.
Company means Chain Bridge Bancorp, Inc., a Delaware corporation, which owns 100% of the stock of the Bank.
Compensation Committee means the Compensation Committee of the Board of Directors of the Company, as constituted from time to time.
Disability means the existence of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as a result of which a Participant (i) is unable to engage in any substantial gainful activity by reason of such physical or mental impairment, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the insurance provider for the disability plan covering employees of the Bank, provided the definition of Disability under the disability plan is the same as the definition of Disability under this Plan. The Participant must submit proof to the Compensation Committee of the Social Security Administration’s or the provider’s determination upon the request of the Compensation Committee.
Incentive Right means a right to receive an amount in cash equivalent to the increase in Retained Earnings Per Share under the provisions of this Plan.

Incentive Rights Account means the account established for each Participant pursuant to Section 5.1 hereof.
Participant means an employee of the Bank who has been selected to participate in this Plan and who has completed any forms required for participation by the Bank, including the Participant Agreement.
Participant Agreement means the Participant Agreement attached hereto as EXHIBIT B to indicate the Participant’s agreement to accept an Award and be bound by the terms and obligations of this Plan.
Plan Year means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on January 1, 2012 and end on the following December 31.
Retained Earnings means the retained earnings line item on the audited consolidated financial statements of the Company or if such statements are not available at the time a payment is due hereunder, the unaudited financial statements of the Company.
Retained Earnings Per Share means the amount shown as Retained Earnings divided by the number of shares of Stock of the Company outstanding at the time of the computation.
Retirement Date means the date upon which a Participant attains age 65.
Separation from Service means the termination, for any reason, of a Participant’s service as an employee of the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, other than by reason of a leave of absence approved by the Bank.
Stock means the Class A common stock, par value $0.01 per share, of the Company and the Class B common stock, par value $0.01 per share, of the Company.
Article 2
PURPOSE AND EFFECTIVENESS
2.1Purpose. The purpose of this Plan is to incentivize and retain key employees of the Bank and encourage Participants to contribute to the long-term increase of the Company’s Retained Earnings. The Bank shall pay all benefits for its employees under this Plan from its general assets. In the event this Plan is adopted by the Company, or a subsidiary other than the Bank, for the benefit of their employees, the benefits hereunder shall be the obligation of those employers. This Plan shall be unfunded for tax purposes.
2.2Effectiveness. The Chain Bridge Bancorp, Inc. Stock Appreciation Rights Plan initially became effective January 1, 2013, and was subsequently amended and restated by the Board of Directors, and renamed the Chain Bridge Bancorp, Inc. Amended and Restated Long-Term Cash Incentive Plan on September 10, 2024, and further amended and restated by the Board of Directors on the Amendment Date. This Plan shall become effective on the Amendment Date and shall apply with respect to all Awards outstanding on, or granted on or after, the Amendment Date. Awards granted prior to September 10, 2024 were granted under, and remain governed by, the Chain Bridge Bancorp, Inc. Stock Appreciation Rights Plan, as amended January 13, 2017.
Article 3
ELIGIBILITY AND PARTICIPATION
3.1Selection by Compensation Committee and the Board of Directors. Participation in this Plan shall be limited to a select group of key employees recommended to the Board of Directors by the Compensation Committee and determined by the Board of Directors in their sole discretion. Each Participant will be notified in writing that he or she has been selected as a Participant in this Plan.
3.2Enrollment Requirements. As a condition to participation, each Participant shall complete, execute and return to the Compensation Committee or senior management the Participant Agreement and a Beneficiary Designation Form as set forth in EXHIBIT A. In addition, the Compensation Committee shall establish from time to time such other enrollment and eligibility requirements as it determines in its sole discretion are necessary.
3.3Eligibility; Commencement of Participation. Provided that a Participant has met all enrollment requirements set forth in this Plan or otherwise required by the Compensation Committee and Board of Directors, that Participant will be eligible to receive Awards at the time and in the manner provided hereunder, at the sole discretion of such committee and the Board of Directors, subject to the provisions of this Plan. Receipt of an Award in one year shall not confer upon any Participant any right to receive future Awards under this Plan. Notwithstanding any other provision herein and for the avoidance of doubt, the Board of Directors retains discretion to determine not to grant Awards under this Plan in a given year if the Return on Equity for that year is below a threshold as determined by the Board of Directors in its sole discretion.
3.4Termination of Participation and/or Eligibility. If the Board of Directors determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees or, in its discretion, decides that the Participant should no longer be eligible to actively participate in this Plan, the Board of Directors shall have the right, in its sole discretion, to terminate the Participant’s active participation in this Plan. A determination that a Participant is no longer eligible to participate in this Plan shall not affect the Participant’s Incentive Rights Account at the time of such determination and the Participant would still be entitled to receive distributions under the provisions of this Plan in accordance with the distribution rules of this Plan, if the Participant remains an employee of the Bank and becomes vested in Awards that were allocated to the Participant’s Incentive Rights Account during the time the Participant actively participated in the Plan.
Article 4
AWARD GRANTS AND VESTING
4.1Award Grants. The Compensation Committee shall consider grants of Awards to Participants in its discretion annually. Such Awards shall be considered in respect of the immediately preceding calendar year, which shall be considered the Plan Year for any such Awards granted. The number of Incentive Rights awarded to each Participant shall be determined at the discretion of the Compensation Committee and a written notice of such Award shall be furnished to the Participant.
4.2Extraordinary Items. In the event of any increase or decrease in Retained Earnings or the number of shares of Stock outstanding that occurs by reason of a corporate event (including, but not limited to, a stock issuance, stock dividend, stock split, reverse stock split, recapitalization, repurchase of treasury shares, merger, consolidation, combination, exchange of shares, infusion of capital, or other similar corporate change), or in the event of a restatement of the consolidated financial statements of the Company, the Compensation Committee shall equitably adjust the number and value of Incentive Rights then-outstanding, and the Compensation Committee’s judgment on such equitable adjustment shall be final and binding on all Participants.
4.3Payment of Award Grant. A Participant shall be entitled to receive in cash the value of an Award on the Benefit Payment Date or a date provided in Article 6, if earlier, less any amount required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, provided the Participant has been continuously employed by the Bank through the last day of the vesting period. The value of each Incentive Right shall be equal to the sum of (A) Retained Earnings of the Company on the fifth anniversary of the last day of the Plan Year for which the Award was granted, plus (B) all cash dividends which have been declared and paid by the Company on or after the last day of the Plan Year for which the Award was granted to and including such fifth anniversary date, minus (C) Retained Earnings of the Company as of the last day of the Plan Year for which the Award was granted, divided by the number of shares of Stock of the Company outstanding on such fifth anniversary date. In the case of a Participant whose vesting has been accelerated pursuant to Article 6, the value of each Incentive Right with respect to which vesting has been accelerated shall be equal to the sum of (A) Retained Earnings of the Company as of the last day of the most recent calendar quarter prior to the date of the event which caused vesting to be accelerated, plus (B) all cash dividends which have been declared and paid by the Company on or after the last day of the Plan Year for which the Award was granted to and including such last day of the calendar quarter, minus (C) Retained Earnings of the Company as of the last day of the Plan Year for which the Award was granted, divided by the number of shares of Stock of the Company outstanding on such last day of the calendar quarter.
4.4Vesting of Awards. Except as may be otherwise provided in this Plan, an Award shall vest on the last day of the fifth Plan Year following the Plan Year for which an Award is granted.
Article 5
INCENTIVE RIGHTS ACCOUNT
5.1Establishment and Crediting. The Bank shall establish an Incentive Rights Account on its books for each Participant. The Bank shall credit to such Incentive Rights Account all Awards granted the Participant under this Plan and the Bank shall debit from such Incentive Rights Account all distributions, including amounts withheld for federal and state income taxes and Social Security and Medicare taxes, made to the Participant under this Plan.
5.2Statement of Accounts. The Bank shall provide to each Participant, within a reasonable time following the fourth quarter of each Plan Year and immediately prior to the payment of any benefits, a statement setting forth the balance in the Incentive Rights Account of such Participant and setting forth the number of Incentive Rights and the value thereof.
5.3Accounting Device Only. The Incentive Rights Account is solely a device for measuring amounts to be paid under this Plan. The Incentive Rights Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Bank for the payment of vested benefits and any assets set aside by the Bank to pay benefits hereunder shall remain the property of the Bank until such benefits are paid. The rights of Participants hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 6
BENEFITS
6.1Normal Benefit. Subject to all of the provisions of this Plan, upon the Benefit Payment Date for an Award, the Bank shall pay to a Participant the value of that Award in a lump sum in cash, less any amount required to be withheld for federal and state income taxes and for Social Security and Medicare taxes.
6.2Separation from Service. Except as otherwise provided in Sections 6.3, 6.4 and 6.5, upon a Participant’s Separation from Service, all unvested Awards shall be forfeited. Notwithstanding any provision of this Plan to the contrary, if the Participant’s Separation from Service is for Cause, as determined by the Board of Directors, in their sole discretion, the Participant shall forfeit the unpaid balance credited to the Participant’s Incentive Rights Account and the Participant shall have no further rights hereunder.
6.3Change of Control.
(a)Prior to vesting under Section 4.4, a Participant shall become 100% vested in all Awards in his Incentive Rights Account regardless of when such Awards were granted if, on or within 24 months of a Change of Control, a Participant has a Separation from Service (a) due to a termination of the Participant’s employment by the Company or its affiliates other than for Cause (as provided in Section 6.2); or (b) following a material reduction of the Participant’s annual base salary or wage rate from the annual base salary or wage rate in effect immediately prior to the Change of Control or immediately prior to the reduction (whichever is greater); provided, however, that in the case of clause (b), (x) the Participant must have provided written notice to the Bank, setting forth in reasonable detail the nature of the condition, within thirty (30) days of the occurrence of the condition, (y) the condition remains uncured by the Company for a period of thirty (30) days from the date on which such written notice is received and (z) the Participant terminates employment, if at all, not later than thirty (30) days following the end of such cure period. The Bank shall pay to the Participant the balance credited to the Participant’s Incentive Rights Account in a lump sum in cash, less any amounts withheld for federal or state income taxes and for Social Security and Medicare taxes, within seventy-four (74) days following vesting under this Section.
(b)In the event a payment due to a Participant under this Plan, either alone or together with any other payment or benefit which the Participant has the right to receive from the Bank, would constitute a “parachute payment” (as defined in Section 280G of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, such payment shall be reduced to the largest amount as will result in no portion of the payment being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in any payment under this Section, pursuant to the foregoing provision, shall be made by the Bank in good faith, and such determination shall be conclusive and binding on the Participant.
6.4Retirement Benefit. Upon a Separation from Service on or after the Participant’s Retirement Date, provided that such Participant has been employed by the Bank for a period of at least three (3) years prior to such Separation from Service, all unvested Awards held in such Participant’s Incentive Rights Account shall vest in full as of the date of the Participant’s Separation from Service, regardless of when such Awards were granted. The value of each such vested Incentive Right shall be determined in accordance with the accelerated vesting formula set forth in Section 4.3. Subject to the provisions of the following sentence, each Award of such Participant, less any amounts required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, shall be paid to such retired Participant on the Benefit

Payment Date for such Award. In the event of the retired Participant’s death prior to the Benefit Payment Date, the balance in his Incentive Rights Account shall be paid to his Beneficiary or as is provided in Article 7 within seventy-four (74) days following the Participant’s death.
6.5Death or Disability Benefit. Prior to vesting under Section 4.4, upon the Participant’s death or Disability, the Participant shall become 100% vested in all Awards in his Incentive Rights Account on the date of the Participant’s death or Disability, regardless of when such Awards were granted. The Bank shall pay to the Participant, or the Participant’s designated Beneficiary as the case may be, the Incentive Rights Account in a lump sum in cash, less any amounts required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, within seventy-four (74) days following the date of the Participant’s death or Disability.
6.6Breach of Restrictive Covenants. Notwithstanding any other provision herein, in the event of a Participant’s breach of the Participant’s non-piracy agreement with the Bank, no payment provided for under this Plan shall be made and, in the event such payments have been made to the Participant, the Participant shall immediately return or repay such payment and agrees that, in addition to any other remedy available under applicable law, a judgment for such amount may be entered against the Participant.
Article 7
BENEFICIARIES
7.1Beneficiary Designations. The Participant shall designate a Beneficiary by filing a written designation with the Bank. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by the Bank during the Participant’s lifetime. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant, or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid Beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.
7.2Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
Article 8
CLAIMS AND REVIEW PROCEDURES
8.1Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows:
8.2Initiation – Written Claim. The claimant shall initiate the claim by submitting to the Human Resources Department of the Bank a written claim for the benefits. Claims must be submitted within thirty (30) days of receiving the annual Incentive Rights Account statement.
8.3Timing of Bank Response. The Bank shall respond to the claimant within thirty (30) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial thirty-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
8.4Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)The specific reasons for the denial;
(b)A reference to the specific provisions of this Plan on which the denial is based;
(c)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)An explanation of this Plan’s review procedures and the time limits applicable to such procedures; and
(e)A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
8.5Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
Initiation – Written Request. To initiate the review, the claimant, within thirty (30) days after receiving the Bank’s notice of denial, must file with the Human Resources Department of the Bank a written request for review.
Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
Timing of Bank Response. The Bank shall respond in writing to the claimant within thirty (30) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial thirty-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;
(b)A reference to the specific provisions of this Plan on which the denial is based; and
(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Failure to Follow Review Procedure. If the claimant does not appeal pursuant to the procedures herein, the denial will be final, binding and non-appealable.
Article 9
AMENDMENTS AND TERMINATION
9.1Amendments. This Plan may be amended, altered or suspended at any time, in the sole discretion of and by action of the Compensation Committee, including amendments to conform with written directives to the Company from its auditors or banking regulators, or to comply with legislative changes or tax law, including, without limitation, Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder. No amendment shall reduce any Participant’s granted or vested Awards.
9.2Termination. The Bank may terminate this Plan at any time; provided, however, that no termination shall reduce any Participant’s granted or vested Awards. Except as otherwise permitted or required by Section 409A, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 6.
Article 10
MISCELLANEOUS
10.1Binding Effect. This Plan shall bind the Participants and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.
10.2No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, the Company, or a subsidiary of the Company, nor does it affect the right of the Bank to discharge any Participant. It also does not require any Participant to remain an employee of the Bank, the Company, or a subsidiary of the Company or affect the right of the Participant to terminate his or her employment.
10.3Clawback. Notwithstanding any other provisions in this Plan, any Award granted under this Plan shall be subject to reduction, cancellation, forfeiture, clawback or recoupment in accordance with any clawback, recoupment or similar policy of the Company or the Bank as in effect from time to time or as otherwise required under any law, government regulation or stock exchange listing requirement.
10.4Non-Uniform Determinations. Any determinations by the Compensation Committee or the Board of Directors under this Plan need not be uniform and any such determinations may be made by either selectively among persons who receive, or are eligible to receive, Awards under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Compensation Committee and the Board of Directors will be entitled, among other things, to make non-uniform and selective determinations with respect to Awards and Participants hereunder.
10.5Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
10.6Reorganization. All obligations of the Bank under this Plan shall be binding on any successor to the Bank, including successors by merger, consolidation, reorganization or sale of all or substantially all of the assets of the Bank to another entity. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.
10.7Tax Withholding. The Bank shall withhold any taxes, including FICA, that are required to be withheld from the benefits provided under this Plan. Without limiting the foregoing, the Bank may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan.
10.8Applicable Law. This Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Virginia, except to the extent preempted by the laws of the United States of America.
10.9Unfunded Arrangement. Participants and their Beneficiaries are general unsecured creditors of the Bank for the payment of vested benefits under this Plan. Such rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance policy on the life of a Participant owned by the Bank is an asset of the Bank to which the Participant and his or her Beneficiaries have no claim or interest.
10.10Entire Agreement. This Plan and the Participant Agreement constitute the entire agreement between the Bank and the Participants as to the subject matter hereof. No rights are granted to Participants by virtue of this Plan other than those specifically set forth therein.
10.11Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.
10.12Severability. If any provision of this Plan is declared by any suit or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other provision of this Plan. Any provision of a section of this Plan so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the other provisions of such section to the fullest extent possible.
10.13Authority of the Board of Directors and Compensation Committee. Each of the Board of Directors and the Compensation Committee has all the powers and authority expressly conferred upon it herein and further shall have discretionary and final authority to determine all questions concerning eligibility and contributions under this Plan, to interpret and construe all terms of this Plan, including any uncertain terms, and to determine any disputes arising under and all questions concerning administration of this Plan. Any determination made by the Board of Directors or the Compensation Committee (as applicable) shall be given deference, if it is subject to judicial review, and shall be overturned only if it is arbitrary or capricious. In exercising these powers and authority, each of the Board of Directors and the Compensation

Committee (as applicable) will always exercise good faith, apply standards of uniform application, and refrain from arbitrary action. Each of the Board of Directors and the Compensation Committee (as applicable) may employ attorneys, agents, and accountants as it finds necessary or advisable to assist it in carrying out its duties. Each of the Board of Directors and the Compensation Committee (as applicable) reserves the right at a later date to designate any person or persons other than the Board of Directors or the Compensation Committee (as applicable) to carry out any of its powers, authority, or responsibilities. Any delegation will be set forth in writing.
10.14Named Fiduciary. The Bank shall be the named fiduciary and Plan administrator under this Plan. It may delegate to others certain aspects of the management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
10.15Compliance with Section 409A.
(a)The payments and benefits provided under this Plan are intended to be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code and the rules, regulations, and guidance issued thereunder by the Department of the Treasury (“Section 409A”). This Plan shall be construed, administered, and governed in a manner that effects such intent. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. In no event may a Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding any contrary provisions hereof, this Plan may be amended if and to the extent the Bank determines that such amendment is necessary to comply with Section 409A.
(b)With respect to any Award that is subject to Section 409A and payable upon a Separation for Service, payment of such Award shall not be made unless such Separation from Service constitutes a “separation from service” within the meaning of Section 409A. With respect to any Award that is otherwise payable upon a Participant’s separation from service and constitutes deferred compensation under Section 409A, in the event the Participant is a “specified employee” within the meaning of Section 409A, to the extent required to avoid the imposition of additional taxation under Section 409A, any such Award that would otherwise have been payable in the first six months following the Participant’s separation from service date will not be paid to the Participant until the date that is six (6) months and one (1) day following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
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EXHIBIT A
CHAIN BRIDGE BANCORP, INC. LONG-TERM CASH INCENTIVE PLAN
BENEFICIARY DESIGNATION FORM
I designate the following as Beneficiary of any death benefits under this Plan:
Primary:
______________________________________________________________________________
______________________________________________________________________________
Contingent:
______________________________________________________________________________
______________________________________________________________________________
Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these Beneficiary designations by filing a new written designation with the Bank. I further understand that pursuant to Section 7.1 of the Plan the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.
Signature:
Printed Name:
Date:
Accepted by the Company this ___ day of ____________________, 20__.
Signature:
Printed Name:
Title:    Chairperson, Compensation Committee

EXHIBIT B
PARTICIPANT AGREEMENT
THIS AGREEMENT between Chain Bridge Bancorp, Inc., a Delaware corporation (the “Company”) and                          (“Participant”) is dated and effective                     .
WHEREAS, the Company has adopted the Chain Bridge Bancorp, Inc. Amended and Restated Long-Term Cash Incentive Plan (the “Plan”), which Plan is attached hereto and included in this Agreement by reference, and the Company has agreed that Participant shall become a Participant in such Plan and the parties wish to agree to the terms and conditions of Participant’s participation in such Plan.
NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.It is agreed hereby that as of the above date, Participant shall be a Participant in the Plan and shall continue as a Participant in the Plan until notified otherwise as is provided in such Plan.
2.Participant and the Company hereby agree to be bound by, and subject to, the terms and conditions in such Plan as if such terms and conditions were set forth in full herein.
3.This Agreement and the terms of the Plan may be modified unilaterally by the Company as is provided for in the Plan. Otherwise, this Agreement may only be modified, amended, or terminated by the written agreement of the parties hereto. This Agreement shall be governed by the laws of the Commonwealth of Virginia and the laws of the United States.

PARTICIPANT:	COMPANY:
CHAIN BRIDGE BANCORP, INC.
By:
Printed Name:	Printed Name:
Title: Chairperson, Compensation Committee

Attachment 1
to
Participant Agreement
CHAIN BRIDGE BANCORP, INC.
AMENDED AND RESTATED LONG-TERM CASH INCENTIVE PLAN